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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Midway Gold Corp.

We consent to the incorporation by reference in the registration statement (No. 001-33894) on Form 10-K of Midway Gold Corp. of our reports dated February 19, 2010, with respect to the consolidated balance sheets of Midway Gold Corp. as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, comprehensive loss, and stockholders’ equity for each of the years in the three-year period ended December 31, 2009 which report appears in the December 31, 2009 annual report on Form 10-K of Midway Gold Corp.

Our report dated February 19, 2010 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has insufficient funds to meet planned expenditures over the next twelve months which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

(Signed) KPMG LLP

Vancouver, Canada
March 30, 2010

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

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